Exhibit 23.8

WILLIAM M. COBB & ASSOCIATES, INC.

Worldwide Petroleum Consultants

12770 Coit Road, Suite 907	Tel: (972) 385-0354
Dallas, Texas 75251	Fax: (972) 788-5165
E-Mail: office@wmcobb.com

November 10, 2023

Crescent Energy Company

600 Travis Street, Suite 7200

Houston, Texas, 77002

Re: Crescent Energy Company

Gentlemen:

The firm of William M. Cobb & Associates, Inc. hereby consents to the use of its name and to the use of its projections from the 2020 reserve report dated 12 August 2021 and the 2021 reserve reported dated 20 January 2022 for Crescent Energy Company’s Proved Reserves and Future Net Revenue included in the Annual Report on Form 10-K of Crescent Energy Company for the year ended December 31, 2022, which is incorporated by reference in this Registration Statement.

William M. Cobb & Associates, Inc. has no interests in Contango Oil & Gas Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango Oil & Gas Company. Contango Oil & Gas Company does not employ us on a contingent basis.

Sincerely,

WILLIAM M. COBB & ASSOCIATES, INC.
Texas Registered Engineering Firm F-84

/s/ Tor Meling
Tor Meling
Senior Vice President